Exhibit 107
CALCULATION OF FILING FEE
Form S-8
(Form type)
KALERA PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $$0.0001 per share	Rule 457(c) and 457(h)	2,788,449 (1)	2.27(2)	$6,329,779	0.0000927	$586.77
	Total Offering Amounts					$6,329,779		$586.77
	Total Fee Offsets							$0
	Net Fee Due							$586.77
(1)Represents ordinary shares of the Company, par value $$0.0001 per share (“Shares”) being registered herein, which Shares consist of Shares reserved and available for delivery with respect to awards under the 2022 Plan, and Shares that may again become available for delivery with respect to awards under the 2022 Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Shares as may become issuable pursuant to the adjustment provisions of the 2022 Plan, including stock splits, stock dividends, recapitalizations or similar transactions effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of ordinary stock.
(2)Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of ordinary stock of the Company as reported on the NASDAQ on August 25, 2022.